PACIFIC SELECT FUND
TECHNOLOGY PORTFOLIO

INFORMATION STATEMENT DATED JULY 23, 2010

This statement provides information concerning a new portfolio manager and a new portfolio management agreement for the Technology Portfolio.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

Pacific Select Fund’s (the “Fund”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Technology Portfolio (the “Portfolio”) effective on May 1, 2010. On September 29, 2009, Bank of America, N.A. (the indirect parent company of Columbia Management Advisors, LLC (“Columbia”), the Portfolio’s former portfolio manager), entered into an agreement to sell a portion of its asset management business to Ameriprise Financial, Inc, which included a sale of the part of the asset management business that sub-advised the Fund’s Technology Portfolio (the “Transaction”). We previously advised you of the Transaction via a supplement dated November 5, 2009, to the Fund’s prospectus dated May 1, 2009, as supplemented. The portfolio management team to the Technology Portfolio was included in the Transaction and was expected to join Columbia Management Investment Advisers, LLC, formerly RiverSource Investments, LLC (“CMIA”), after the Transaction closed. The Transaction resulted in the termination of the current portfolio management agreement with Columbia (the “Columbia Portfolio Management Agreement”) which subsequently resulted in the approval of a new agreement with CMIA, a wholly-owned subsidiary of Ameriprise Financial, Inc. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement. Pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Fund, by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on January 12, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved(1), as a result of the Transaction, the new agreement which was effective on May 1, 2010, with CMIA with respect to the Technology Portfolio (the “CMIA Portfolio Management Agreement”) and appointed CMIA as the new portfolio manager (the “Portfolio Manager”). CMIA’s appointment as Portfolio Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Portfolio Management Agreement

In evaluating the CMIA Portfolio Management Agreement for the Technology Portfolio, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Trustees considered, among other things, that the terms of the CMIA Portfolio Management Agreement were substantially the same as the Columbia Portfolio Management Agreement, and that CMIA would provide the same general investment advisory services to the Portfolio as have been provided by Columbia and the fee rates under the CMIA Portfolio Management Agreement were the same with respect to the Portfolio. The Trustees also considered that CMIA represented that: (i) the nature and quality of the services which CMIA will provide to the Portfolio will not change as a result of the Transaction; (ii) no significant changes are anticipated in the advisory services currently being provided and the Columbia investment professionals and personnel currently managing the Portfolio would join CMIA and continue to manage the Portfolio; and (iii) PLFA recommended that CMIA serve as the new Portfolio Manager to the Portfolio. The Trustees noted that, in approving the renewal of the Columbia Portfolio Management Agreement at the December 15, 2009 meeting of the Board of Trustees, they had reviewed the Portfolio’s investment performance and the sub-advisory fees paid by the Portfolio.

(1) Subsequent to the Board’s approval of the CMIA Portfolio Management Agreement, CMIA informed the Board and PLFA that certain of the investment professionals and personnel managing the Portfolio at Columbia may not be the long-term team at CMIA managing the Portfolio in the future.

In evaluating the CMIA Portfolio Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining CMIA as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services to be provided. Under the new CMIA Portfolio Management Agreement, CMIA would be responsible for providing investment management services, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Board considered the quality of the management services expected to be provided to the Technology Portfolio over both the short- and long-term, the organizational depth and resources of CMIA, including the background and experience of the Portfolio Manager’s management, representations from CMIA that no significant changes were anticipated in the advisory services currently provided to the Portfolio, and that a significant number of Columbia investment professionals and personnel will remain in place as well as the investment strategies, processes and philosophy to be used for the investment strategy.

In addition, the Board considered that the Fund’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures of CMIA, including the assessment of its compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new CMIA Portfolio Management Agreement. The Board also considered that the Fund’s CCO will monitor the Portfolio Manager’s compliance program as required under Rule 38a-1, including any material changes to the Portfolio Manager’s compliance program that may result from the Transaction described above, and will report to the Board as necessary. In making these assessments the Board took note of the due diligence PLFA conducted on CMIA and was aided by the assessments and recommendations of PLFA and the materials provided by CMIA, including copies of the Form ADV for CMIA; financial information relating to CMIA and other information deemed relevant to the Trustee’s evaluation of CMIA. The Trustees considered that CMIA is a firm with sufficient size, market presence and resources to properly manage the Technology Portfolio.

The Board also considered that PLFA has historically exercised diligence in monitoring the performance of portfolio managers. The Board concluded it was satisfied with the nature, extent and quality of the management services anticipated to be provided to the Technology Portfolio by CMIA under the CMIA Portfolio Management Agreement.

     B.  Performance

The Trustees considered that they had previously reviewed the investment performance of the Portfolio in connection with the renewal of the prior Columbia Portfolio Management Agreement at their meeting on December 15, 2009, as discussed above, in addition to regular quarterly review of investment performance of the Portfolio.

     C.  Portfolio Management Fee

The Trustees noted that they had reviewed the investment advisory fees paid by the Technology Portfolio at their meeting on December 15, 2009. The Trustees considered that the Portfolio’s sub-advisory fee schedule would remain the same despite the change in portfolio manager that resulted from the Transaction.

     D.  Costs, Level of Profits

The Trustees reviewed information regarding the costs to CMIA of managing the Technology Portfolio and the projected profitability of the CMIA Portfolio Management Agreement to CMIA to the extent practicable based on the financial information provided by CMIA. This information is only estimated because there is no actual operating history for CMIA as a Portfolio Manager of the Technology Portfolio. The Trustees gave less weight to projected profitability considerations and did not view this information as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and CMIA with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the Technology Portfolio’s fee structure reflected in the CMIA Portfolio Management Agreement with respect to the Technology Portfolio is fair and reasonable.

     E.  Ancillary Benefits

The Trustees received information from PLFA concerning other benefits that may be received by CMIA and its affiliates as a result of their relationship with the Technology Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft dollars by the Portfolio Manager. In this regard, the Trustees noted that CMIA represented that it does not anticipate utilizing an affiliated broker-dealer for trades but that it may use soft dollar credits generated by Portfolio commissions to pay for research services, provided that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The potential benefits that may be derived by CMIA from its relationship with the Technology Portfolio could include larger assets under management and reputational benefits, which are consistent with those generally derived by investment advisers to mutual funds. The Board considered potential benefits to be derived by CMIA from its relationship with the Portfolio and that such benefits were consistent with those generally derived by portfolio managers to mutual funds or were otherwise not unusual.

     F.  Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the CMIA Portfolio Management Agreement is fair and reasonable; and (ii) the CMIA Portfolio Management Agreement is in the best interests of the Portfolio and its shareholders. No single factor was determinative of the Board’s findings, but rather the Board based their determination on the total mix of information available to it.

III.  The New Portfolio Management Agreement

The CMIA Portfolio Management Agreement is substantially similar to the Columbia Portfolio Management Agreement with respect to the Portfolio. CMIA will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, sales and reinvestment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions. CMIA bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the CMIA Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, CMIA is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the CMIA Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the CMIA Portfolio Management Agreement or by reason of CMIA’s reckless disregard of its obligations and duties under the CMIA Portfolio Management Agreement. The CMIA Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The CMIA Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Portfolio to the Adviser in connection with the portfolio manager change. Additionally, there was no change to the sub-advisory fee rate paid by the Adviser to the Portfolio Manager in connection with the portfolio manager change.

The current portfolio management fee rate schedule is set forth in the table below:

Fee	Breakpoint (Assets)

0.50%	On first $100 million
0.475%	On next $150 million
0.45%	On next $250 million
0.425%	On excess

The portfolio management fee rate paid by the Adviser through April 30, 2010 to the previous portfolio manager of the Portfolio was paid pursuant to a portfolio management agreement dated May 1, 2005, as amended. For the period January 1, 2009 through December 31, 2009, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $300,872.13. For the fiscal year ended December 31, 2009, the Portfolio did not pay brokerage commissions to an affiliated broker of the prior portfolio manager.

IV.	Information Regarding CMIA (formerly known as RiverSource Investments LLC)

The address for CMIA is 100 Federal Street, Boston, Massachusetts 02111. CMIA is the primary portfolio manager for the Technology Portfolio and acts as investment manager for individuals, corporations, private investment companies and financial institutions. CMIA is registered as an investment advisor and is a wholly-owned owned subsidiary of Ameriprise Financial, Inc. As of March 31, 2010, CMIA’s total assets under management were approximately $99.9 billion (which does not include assets that CMIA began managing upon the closing of the Transaction).

CMIA acts as investment adviser to the following registered investment companies, each of which has a similar objective to the Portfolio:

Fund Name	Net Assets(1)	Compensation Rate	Waived/ Reduced

AIG/SunAmerica	$39 million	0.500% on first $150 million; 0.450% on next $100 million; and 0.425% over $250 million	N/A

Columbia Technology Fund	$292 million	0.87% on first $500 million 0.82% between $500 million and $1 billion 0.77% over $1 billion	Less than or equal to 1.20% of the Fund’s average daily net assets on an annualized basis(2)
Seligman Communications and Information Fund	$3.8 billion	0.855% on first $3 billion 0.825% on next $3 billion 0.725% on assets over $6 billion	N/A
Seligman Communications and Information Portfolio	$3.77 billion	0.705%	CMIA and its affiliates have contractually agreed to waive certain fees until December 31, 2010, such that the net expenses of the fund (excluding fees and expenses of acquired funds) do not exceed specified percentages of average daily net assets that vary by share class.
Seligman Global Technology Portfolio	$532.7 million	0.950% on first $2 billion 0.910% on next $2 billion 0.870% over $4 billion	CMIA and its affiliates have contractually agreed to waive certain fees until December 31, 2010, such that the net expenses of the fund (excluding fees and expenses of acquired funds) do not exceed specified percentages of average daily net assets that vary by share class.

(1)	As of March 31, 2010.

(2)	CMIA has voluntarily agreed to reimburse a portion of the fund’s expenses so that the fund’s ordinary operating expenses (excluding any distribution and service fees, brokerage commissions, interest, taxes and extraordinary expenses, but including custodian charges relating to overdrafts, if any), after giving effect to any balance credits from the Fund’s custodian, do not exceed 1.20% of the fund’s average daily net assets on an annualized basis. CMIA, in its discretion, may revise or discontinue this arrangement at any time.

As of March 31, 2010, CMIA’s directors and principal executive officers are:

Name	Title

Michael A. Jones	President
Colin Moore	Chief Investment Officer
Beth Ann Brown	Senior Vice President – Intermediary Distribution Asset Management
J. Kevin Connaughton	Senior Vice President and General Manager Mutual Fund Products
Amy K. Johnson	Senior Vice President and Chief Operating Officer
Robert McConnaughey	Managing Director and Head of Equities
Colin J. Lundgren	Senior Vice President and Head of Fixed Income
Brian J. McGrane	Senior Vice President and Chief Financial Officer
Jeffrey F. Peters	Senior Vice President and Head of Institutional Distribution
Todd White	Senior Vice President and Head of Alternative and Absolute Return Investments
Christopher Thompson	Senior Vice President and Head of Investment Products and Marketing
Amy Unckless	Senior Vice President and Chief Administrative Officer
Scott R. Plummer	Vice President, Chief Legal Officer and Assistant Secretary
Linda J. Wondrack	Vice President and Chief Compliance Officer

The business address for each above individual is c/o 100 Federal Street, Boston, Massachusetts 02111.

No officer or Trustee of the Fund is an officer, director or shareholder of CMIA.

Additional Information

Additional information about CMIA, including, but not limited to, investment policies, portfolio manager compensation, proxy voting policies, recent legal proceedings, and information on other accounts managed by the portfolio managers, can be found in the Pacific Select Fund Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The annual report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. That report is available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997
Internet:	www.PacificLife.com

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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